SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

   Filed by the Registrant /X/ Filed by a Party other than the Registrant / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e(2))
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                     Health and Retirement Properties Trust
                (Name of Registrant as Specified In Its Charter)

                     Health and Retirement Properties Trust
                   (Name of Person(s) Filing Proxy Statement)

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       or Item 22 (a)(2) of Schedule 14A.
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14a-6(i)(3).  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
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

To Our Shareholders:

The Company reported record results for the first quarter of 1996. Revenues for the quarter ended March 31, 1996 were $27.74 million versus $25.99 million for the comparable quarter in 1995 which represented an increase of 6.7%. Income before gain on the sale of property and extraordinary loss from the early extinguishment of debt for the 1996 quarter was $18.21 million versus $15.83 million for the 1995 quarter, an increase of 15%. During the quarter ended March 31, 1996, the Company refinanced its revolving line of credit and the write-off of unamortized fees and costs of $2.4 million related to the previous line of credit was recognized as an extraordinary loss during the quarter. The Company's Funds From Operations increased to $24.16 million for the 1996 quarter versus $20.1 million for the 1995 quarter, an increase of 20.4%. On a per share basis, the Funds From Operations increased to $.37 per share from $.34 per share in the previous year, an increase of 8.8%. Based, in part, on the results for the quarter, the Board of Trustees declared a dividend of $.35 per share on April 10, 1996 to be paid on May 21, 1996 to shareholders of record on April 25, 1996.

The Company continued to invest in those areas of healthcare real estate that it finds attractive. During the quarter, the Company funded $27.25 million of investments in a medical clinic building leased to an investment grade rated not-for-profit institution, a mortgage loan to a publicly traded assisted living company and a loan to a publicly traded long-term care Company. The Company has an additional $42 million of commitments to fund the acquisition of five nursing homes and two medical clinics which properties will be leased to a publicly traded long-term care company and two investment grade rated not-for-profit institutions.

Management continually focuses on the capital structure of the Company. In the first quarter, the Company refinanced its $250 million revolving credit facility. The interest rate on outstanding borrowings was lowered and the maturity was extended to March 15, 2000. Subsequent to the quarter, the Company repaid more expensive secured debt with the revolving line of credit and filed a shelf registration statement for up to $750 million of securities, including both equity and debt securities. A shelf registration statement allows a company access to the capital markets on an expedited basis by filing a prospectus supplement. Any offering of securities under the registration statement will be made only by means of a prospectus and prospectus supplement.

On May 14, 1996, the Company adjourned the Annual Meeting of Shareholders, in part, to June 28, 1996 due to insufficient responses in connection with one item. The item to be voted on would amend the Declaration of Trust to allow the Board of Trustees to increase or decrease the amount of authorized capital stock of the Company. This amendment saves the time and expense of requesting shareholder approval every few years. The Board of Trustees advise Shareholders to read the Proxy Statement in connection with the Annual Meeting of Shareholders for further information regarding the proposed amendment. If you haven't already received a new proxy, you soon will and we ask that you please respond as soon as possible.

Thank you for your continued support.

Sincerely,

David J. Hegarty
President and Chief Operating Officer




STATEMENTS OF INCOME                                                         Quarter Ended March 31,
                                                                       ---------------------------------
(Dollars in thousands except per share data) (Unaudit                     1996                     1995
                                                                       -----------             ----------
REVENUES:
     Rental income                                                     $   22,938               $ 19,530
     Interest income                                                        4,798                  6,462
                                                                       ----------              ---------
      Total revenues                                                       27,736                 25,992
                                                                       ----------              ---------

EXPENSES:
     Interest                                                               4,961                  4,131
     Depreciation and amortization                                          5,182                  4,615
     General, administrative and advisory                                   1,473                  1,414
                                                                       ----------              ---------
      Total expenses                                                       11,616                 10,160
                                                                       ----------              ---------
Income before equity in income of Hospitality Properties Trust,
     gain on sale of properties and extraordinary item                     16,120                 15,832
Equity in income of Hospitality Properties Trust                            2,092                      -
                                                                       ----------              ---------
Income before gain on sale of properties and extraordinary item            18,212                 15,832
Gain on sale of properties                                                      -                  2,476
Extraordinary item - early extinguishment of debt                      (    2,443)                     -
                                                                       ----------              ---------
Net income                                                             $   15,769              $  18,308
                                                                       ==========              =========
Funds from operation (1)                                               $   24,161              $  20,059
                                                                       ==========              =========
Weighted averages shares outstanding                                       66,155                 58,554
                                                                       ==========              =========

PER SHARE AMOUNTS:
     Income before equity income, gain on sale of
      properties and extraordinary item                                $      .24             $      .27
                                                                       ==========             ==========
     Income before gain on sale properties and extraordinary item      $      .28             $      .27
                                                                       ==========             ==========
     Net income                                                        $      .24             $      .31
                                                                       ==========             ==========
     Funds from operation (1)                                          $      .37             $      .34
                                                                       ==========             ==========
     Dividends                                                         $      .35             $      .34
                                                                       ==========             ==========

(1) Funds from operations is determined based on the revised definition from National Association of Real Estate Investment Trusts. Figures for 1995 have been restated to conform to revised definition.

CONDENSED BALANCE SHEETS                                               March 31,              December 31,
(Dollars in thousands) (Unaudited)                                       1996                    1995
                                                                     ------------             -----------
ASSETS
Real estate properties, at cost:
     Land                                                            $     73,323             $   72,124
     Buildings and improvements                                           718,288                706,087
                                                                     ------------             ----------
                                                                          791,611                778,211
Less accumulated depreciation                                              60,906                 55,855
                                                                     ------------             ----------
                                                                          730,705                722,356
Real estate mortgages and notes, net                                      156,821                141,307
Investment in Hospitality Properties Trust                                 99,731                 99,959
Cash and cash equivalents                                                  20,824                 18,640
Other assets                                                               15,565                 17,415
                                                                     ------------             ----------
                                                                       $1,023,646               $999,677
                                                                     ============             ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Bank notes payable                                                   $     80,000              $  53,000
Notes and bonds payable, net                                              216,820                216,759
Other liabilities                                                          18,636                 44,326
Shareholders' equity:
     Preferred shares of beneficial interest                                    -                      -
     Common shares of beneficial interest, 66,165,166 shares and
     65,690,166 shares issued and outstanding, respectively                   662                    657
     Additional paid-in capital                                           782,678                775,688
     Dividends in excess of earnings                                 (     75,150)             (  90,753)
                                                                     ------------              ---------
Total shareholders' equity                                                708,190                685,592
                                                                     ------------              ---------
                                                                       $1,023,646               $999,677
                                                                     ============              =========